Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the KeyCorp 2010 Equity Compensation Plan of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedules of KeyCorp included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of KeyCorp filed with the Securities and Exchange Commission; and our report dated May 6, 2010, with respect to the consolidated financial statements of KeyCorp as of March 31, 2010 and for the three-month period ended March 31, 2010, included in KeyCorp’s Quarterly Report (Form 10-Q) for the quarter ended March 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
May 26, 2010